[Logo] The Argentina Fund, Inc.
Stockholder Meeting Results
================================================================================
The Annual Meeting of Stockholders of the Fund was held on October 28, 1997, at the offices of Scudder, Stevens & Clark, Inc., 25th Floor, 345 Park Avenue (at 51st Street), New York, New York 10154. The following were matters voted upon by Stockholders (the resulting votes for each matter are presented below).

1(A). To approve the new Investment Management, Advisory and Administration Agreement between the Fund and Scudder Kemper Investments, Inc.

                                Number of Votes:
                                ----------------

            For           Against         Abstain        Broker Non-votes*
            ---           -------         -------        -----------------

         6,381,568         48,657          22,608                0


(B). To approve the new Research and Advisory Agreement between Scudder Kemper Investments, Inc. and Sociedad General de Negocios y Valores S.A.

                                Number of Votes:
                                ----------------

            For           Against         Abstain        Broker Non-votes*
            ---           -------         -------        -----------------

         6,373,378         53,857          25,598                0


2.     To elect Directors.

                   Director:                            Number of Votes:
                   ---------                            ----------------
                                                    For             Withheld
                                                    ---             --------
             Nicholas Bratt                      6,404,675           48,158
             Javier A. Gonzalez Fraga            6,398,625           54,208


        Continuing Directors:
        ---------------------
         Ronaldo A. da Frota Nogueira
         Dr. Susan Kaufman Purcell
         Wilson Nolen

3. To ratify the selection of Coopers & Lybrand L.L.P. as the Fund's independent accountants.

                                Number of Votes:
                                ----------------

                     For              Against         Abstain
                     ---              -------         -------

                  5,741,596            35,788         675,449

* Broker non-votes are proxies received by the Fund from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.


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